Exhibit 4.2

HPS NET LEASE INCOME REIT

Share Repurchase Plan (this “Plan”)

Effective as of July 21, 2026

Definitions

Administrator – shall mean HPS Investment Partners, LLC, a part of BlackRock, Inc. and an affiliate of ElmTree.

Administration Agreement – shall mean that certain Administration Agreement, dated July 23, 2026, by and among the Company, the Operating Partnership and the Administrator, as the same may be amended and/or restated from time to time.

Advisor – shall mean ElmTree Funds, LLC, a Delaware limited liability company.

Advisory Agreement – shall mean that certain Advisory Agreement, dated July 21, 2026, by and among the Company, the Operating Partnership and the Advisor, as the same may be amended and/or restated from time to time.

Business Day – shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.

Class A-I shares – shall mean the Company’s common shares of beneficial interest classified as Class A-I.

Class A-S shares – shall mean the Company’s common shares of beneficial interest classified as Class A-S.

Class D shares – shall mean the Company’s common shares of beneficial interest classified as Class D.

Class E shares – shall mean the Company’s common shares of beneficial interest classified as Class E.

Class F-I shares – shall mean the Company’s common shares of beneficial interest classified as Class F-I.

Class F-S shares – shall mean the Company’s common shares of beneficial interest classified as Class F-S.

Class I shares – shall mean the Company’s common shares of beneficial interest classified as Class I.

Class S shares – shall mean the Company’s common shares of beneficial interest classified as Class S.

Common shares – shall mean Class A-I shares, Class A-S shares, Class D shares, Class E shares, Class F-I shares, Class F-S shares, Class I shares, and Class S shares.

Company – shall mean HPS Net Lease Income REIT, a Maryland statutory trust.

Dealer Manager – shall mean HPS Securities, LLC, a Delaware limited liability company.

NAV – shall mean the net asset value of the Company attributable to its Shareholders or the net asset value of a class of its common shares, as the context requires, determined in accordance with the Company’s Net Asset Value Calculation and Valuation Guidelines as described in the Company’s Private Placement Memorandum, as may be amended and/or supplemented from time to time.

Operating Partnership – shall mean HNET Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of the Company.

Operating Partnership Units – shall mean limited partnership units in the Operating Partnership.

Private Placement Memorandum – shall mean that certain Confidential Private Placement Memorandum relating to the Company’s continuous private offering, as amended, supplemented and/or restated from time to time.

Shareholders – shall mean the holders of Class A-I shares, Class A-S shares, Class D shares, Class E shares, Class F-I shares, Class F-S shares, Class I shares and Class S shares.

Special Limited Partner – shall mean HNET SLP, L.P., a controlled subsidiary of the Advisor.

Transaction Price – shall mean the repurchase price per share for each class of common shares, which shall be equal to the then-current offering price (which will generally be equal to our prior month’s NAV per share).

Share Repurchase Plan

Shareholders may request that the Company repurchase the Company’s common shares through their investment professional or directly with the Company’s transfer agent. The procedures relating to the repurchase of the Company’s common shares are as follows:

Certain broker-dealers require that their clients process repurchases through their broker-dealer, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described under this Plan, impact the timing of a Shareholder receiving repurchase proceeds and require different paperwork or process than described in this Plan. Shareholders should contact their broker-dealer first if they want to request the repurchase of their common shares.

Under this Plan, to the extent the Company chooses to repurchase common shares in any particular calendar quarter, the Company will only repurchase common shares following the close of business as of the last calendar day of that calendar quarter (each such date, a “Repurchase Date”). To have common shares repurchased, a Shareholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern Time) on the second to last Business Day of the applicable calendar quarter. Settlements of share repurchases will be generally made within three Business Days of the Repurchase Date. Repurchase requests received and processed by the Company’s transfer agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the Company’s prior month’s NAV per share), subject to any Early Repurchase Deduction (defined below).

A Shareholder may withdraw his or her repurchase request by completing a repurchase withdrawal form and sending the form to the transfer agent, directly or through the Shareholder’s financial intermediary. Repurchase requests must be cancelled before 4:00 p.m. (Eastern Time) on the second to last Business Day of the applicable quarter.

If a repurchase request is received after 4:00 p.m. (Eastern Time) on the second to last Business Day of the applicable calendar quarter, the repurchase request will not be executed, and if a Shareholder still wishes to have its common shares repurchased, must be resubmitted after the start of the next calendar quarter, or upon the recommencement of this Plan, as applicable, subject in each case to the limitations of this Plan. Repurchase requests received by the Company’s transfer agent on a Business Day, but after the close of business on that day or on a day that is not a Business Day, will be deemed received on the next Business Day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in the Company’s sole discretion, and such determination shall be final and binding.

Repurchase requests may be made by mail to the transfer agent or by contacting a Shareholder’s financial intermediary, both subject to certain conditions described in this Plan. If making a repurchase request by contacting a Shareholder’s financial intermediary, a Shareholder’s financial intermediary may require a Shareholder to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, a Shareholder must complete and sign a repurchase authorization form, which can be found at the end of this Plan. If submitted by mail, written requests should be sent to the transfer agent at the following address:

HPS Net Lease Income REIT

SS&C GIDS, Inc.

P.O. Box 219297

Kansas City, MO 64121-9297

Overnight Address:

HPS Net Lease Income REIT

SS&C GIDS, Inc.

801 Pennsylvania Avenue, Suite 219297

Kansas City, MO 64105-1307

A signature guarantee may be required.

For processed repurchases, repurchase proceeds will be paid by the instructions on file with the transfer agent. Shareholders should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.

Shareholders may also receive repurchase proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Shareholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions.

A medallion signature guarantee may be required in certain circumstances. The medallion signature process protects Shareholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution that participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) a Shareholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file or sent to an address other than your address of record for the past 30 days; or (2) the Company’s transfer agent cannot confirm a Shareholder’s identity or suspects fraudulent activity.

If a Shareholder has made multiple purchases of the Company’s common shares, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Minimum Account Repurchases

In the event that any Shareholder fails to maintain the minimum balance of $2,500 of common shares, the Company may repurchase all of the Company’s common shares held by that Shareholder at the Transaction Price in effect on the date the Company determines that the Shareholder has failed to meet the minimum balance, less any Early Repurchase Deduction.

Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV. Minimum account repurchases are subject to the Early Repurchase Deduction (subject to waiver by the Company as described below).

Sources of Funds for Repurchases

The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds, and the sale of the Company’s assets, and the Company has no limits on the amounts the Company may fund from such sources.

Repurchase Limitations

The Company may repurchase fewer common shares than have been requested in any particular calendar quarter to be repurchased under this Plan, or none at all, in the Company’s discretion at any time. In addition, the aggregate NAV of total repurchases of common shares will be limited to no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the aggregate NAV as of the end of the immediately preceding calendar quarter).

In the event that the Company determines to repurchase some but not all of the Company’s common shares submitted for repurchase during any calendar quarter, common shares submitted for repurchase at the end of such calendar quarter will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted after the start of the next calendar quarter, or upon the recommencement of this Plan, as applicable, subject in each case to the limitations of this Plan.

In the unlikely case that the repurchase price for the applicable calendar quarter is not made available by the tenth Business Day prior to the last Business Day of such quarter (or is changed after such date), then no repurchase requests will be accepted for such calendar quarter and Shareholders who wish to have their common shares repurchased the following calendar quarter must resubmit their repurchase requests.

Should repurchase requests, in the Company’s discretion, place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing the Company’s liquid assets in net lease investments or other illiquid investments rather than repurchasing the Company’s common shares is in the best interests of the Company as a whole, the Company may choose to repurchase fewer common shares in any particular calendar quarter than have been requested to be repurchased, or none at all. Further, the Company’s board of trustees may make exceptions to, modify or suspend this Plan if in its reasonable determination it deems such action to be in the Company’s best interest. Material modifications, including any amendment to the 5% quarterly limitation on repurchases, to and suspensions of this Plan will be promptly disclosed to Shareholders’ investment professionals. In addition, the Company may determine to suspend this Plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that the Company believes should be publicly disclosed before common shares are repurchased. Once this Plan is suspended, the Company must consider the recommencement of this Plan at least quarterly. Continued suspension of this Plan is only permitted if the Company’s board of trustees determines that the continued suspension of this Plan is in the Company’s best interest. The Company’s board of trustees must affirmatively authorize the recommencement of this Plan before Shareholder requests will be considered again. The Company’s board of trustees cannot terminate this Plan absent a liquidity event that results in the Company’s Shareholders receiving cash or securities listed on a national securities exchange or where otherwise required by law.

As described in the Company’s Private Placement Memorandum, (1) common shares and/or Operating Partnership Units held by the Advisor that were acquired as payment of the Advisor’s management fee, (2) common shares and/or Operating Partnership Units held by the Administrator that were acquired as reimbursement under the terms of the Administration

Agreement, and (3) Operating Partnership Units (including common shares received in exchange for such Operating Partnership Units) received by the Special Limited Partner in respect of distributions on the performance participation interest will not be subject to this Plan, including the repurchase limits and any Early Repurchase Deduction, and will not be subject to the calculation of NAV for purposes of this Plan’s quarterly limit. Shareholders who are exchanging a class of the Company’s common shares for an equivalent aggregate NAV of another class of the Company’s common shares will not be subject to, and will not be treated as repurchases for the calculation of, the 5% quarterly limitation on repurchases and will not be subject to the Early Repurchase Deduction. Certain Shareholders may agree to additional, more restrictive liquidity terms in their individual subscription agreement with the Company, including, without limitation, a minimum holding period before seeking to participate in this Plan and/or additional limitations on the amount of common shares such investor may request to repurchase within a certain time period.

Early Repurchase Deduction

There is no minimum holding period for the Company’s common shares and Shareholders can request that the Company repurchase their common shares at any time. However, subject to limited exceptions, (i) Class S shares, Class D shares, Class I shares and Class E shares that have not been outstanding for at least one year and (ii) Class F-I shares, Class F-S shares, Class A-I shares and Class A-S shares that have not been outstanding for at least two years, in each case, will be repurchased at 95% of the Transaction Price (the “Early Repurchase Deduction”). The one-year holding period or two-year holding period, as applicable, is measured from the first calendar day of the month in which the shares were issued to the subscription closing date immediately following the prospective Repurchase Date. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to common shares acquired through the Company’s distribution reinvestment plan.

The Early Repurchase Deduction will inure indirectly to the benefit of the Company’s remaining Shareholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in the Company’s common shares. The Company may, in its sole discretion, from time to time, waive the Early Repurchase Deduction in certain circumstances, including, but not limited to:

•	repurchases resulting from death or qualified disability; or

•	in the event that a Shareholder’s common shares are repurchased because the Shareholder has failed to maintain the $2,500 minimum account balance.

As set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of common shares resulting from the death or qualified disability (as such term is defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the “Code”)) of a Shareholder who is a natural person, including common shares held by such Shareholder through a trust or an IRA or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the Shareholder, the recipient of the Company’s common shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust, or (ii) in the case of qualified disability, receiving written notice from such Shareholder along with a physician’s certification of disability as defined in Section 72(m)(7) of the Code, provided that the condition causing the qualified disability was not pre-existing on the date that the Shareholder became a Shareholder. The Company must receive the written repurchase request within 12 months after the death of the Shareholder or the initial determination of the Shareholder’s disability in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death or disability of a Shareholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Shareholder. If spouses are joint registered holders of common shares, the request to have the Company’s common shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the Shareholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death or qualified disability does not apply.

In addition, common shares may be sold to certain feeder vehicles primarily created to hold the Company’s common shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, the Company may agree not to apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations.

Items of Note

When Shareholders make a request to have common shares repurchased, Shareholders should note the following:

•	if Shareholders are requesting that some but not all of their common shares be repurchased, Shareholders should keep their balance above $2,500 to avoid minimum account repurchase, if applicable;

•	Shareholders will not receive interest on amounts represented by uncashed repurchase checks;

•	under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld; and

•

all common shares requested to be repurchased must be beneficially owned by the Shareholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Shareholder of record of the Company’s common shares or his or her estate, heir or beneficiary, and such common shares must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the Company’s common shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the Company’s common shares, the Company will not be obligated to repurchase any common shares subject to the lien.

IRS regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for the Company’s common shares sold or repurchased. The Company will utilize the first-in-first-out method for determining the adjusted cost basis.

Frequent Trading and Other Policies

The Company may reject for any reason, or cancel as permitted or required by law, any purchase orders for the Company’s common shares. For example, the Company may reject any purchase orders from market timers or investors that, in the Company’s opinion, may be disruptive to the Company’s operations. Frequent purchases and repurchases of the Company’s common shares can harm Shareholders in various ways, including reducing the returns to long-term Shareholders by increasing the Company’s costs, disrupting portfolio management strategies and diluting the value of the Company’s common shares of long-term Shareholders.

In general, Shareholders may request that the Company repurchase their common shares once every 90 days. However, the Company prohibits frequent trading. The Company defines frequent trading as follows:

•	any Shareholder who requests that the Company repurchase common shares within 30 calendar days of the purchase of such common shares;

•	transactions deemed harmful or excessive by the Company (including, but not limited to, patterns of purchases and repurchases), in the Company’s sole discretion; and

•	transactions initiated by financial advisors, among multiple Shareholder accounts, that in the aggregate are deemed harmful or excessive.

The following are excluded when determining whether transactions are excessive:

•	purchases and requests for repurchase of the Company’s common shares in the amount of $2,500 or less;

•	purchases or repurchases initiated by the Company; and

•	transactions subject to the trading policy of an intermediary that the Company deems materially similar to the Company’s policy.

At the Dealer Manager’s discretion, upon the first violation of the policy in a calendar year, purchase and repurchase privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and repurchase privileges may be suspended for 180 days. On the next Business Day following the end of the 90 or 180 day suspension, any transaction restrictions placed on a Shareholder may be removed.

Website and Mail Instructions

The Company and the Company’s transfer agent will not be responsible for the authenticity of tender instructions or losses, if any, resulting from unauthorized Shareholder transactions if they reasonably believe that such instructions were genuine. The Company’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Shareholder to provide certain specific identifying information on file and sending written confirmation to Shareholders of record. Shareholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the Shareholder, or its agent, should contact his, her or its investment professional as well as the Company’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve the Company, the Company’s transfer agent and the investment professional of any liability with respect to the discrepancy.